EXHIBIT (j)(8)


                          INDEPENDENT AUDITORS' CONSENT

     We hereby consent to the use in this Post-Effective Amendment No. 86 to the Registration Statement on Form N-1A (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust of our reports each dated December 6, 2002, for Eaton Vance Tax-Managed Mid-Cap Core Fund (the "Fund") and the Tax-Managed Mid-Cap Core Portfolio for the year ended October 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to us under the headings "Financial Highlights" in the prospectus and "Other Service Providers" in the statement of additional information, which are part of the Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

February 27, 2003
Boston, Massachusetts